Exhibit 99.1

                 Gene Logic Reports First Quarter 2006
 Financial Results; Outlook Remains Strong, Guidance Confirmed; Drug
                 Repositioning Partnerships Expanded

    GAITHERSBURG, Md.--(BUSINESS WIRE)--April 21, 2006--Gene Logic Inc. (NASDAQ:GLGC) today reported financial results for the first quarter ended March 31, 2006.

    Revenue

    Total revenue for the first quarter of 2006 was $12.8 million compared to $19.7 million for the first quarter of 2005, a decline of $6.9 million.
    Genomics Division revenue was $8.7 million, a decline of $4.5 million over the prior year period. As previously discussed, the Company's Genomics Division has been transitioning over the past five quarters from a business that generates primarily subscription revenue from a limited number of large customers, to one that generates multiple-sources of revenue from a growing and broadening list of offerings and customers. The Company expects this strategy to generate long-term revenue growth as it replaces a portion of its lost subscription revenue with revenue from perpetual licenses and microarray data generation and analysis services. However, as noted above and as evidenced by the results for this quarter, when certain opportunities fail to materialize or are deferred, the Genomics Division's results may be variable from period-to-period and year-over-year.
    Preclinical Division revenue was $4.0 million, a decrease of $2.4 million over the prior year period, reflecting business development challenges. The Preclinical Division backlog increased during the quarter (see "Backlog"), for which the Company expects to generate revenue in future periods.

    Operating Expenses

    Operating expenses consist of database production, research and development, and selling, general and administrative costs. Operating expenses do not include the cost of sales for the Preclinical Division.
    For the first quarter of 2006, total operating expenses were $18.7 million compared to $17.2 million for the first quarter of 2005, reflecting the impact of increased marketing costs and slightly higher expenses associated with the ongoing development and commercialization of the Drug Repositioning Division, offset by continued economies associated with lower costs of developing additional database content, including lower costs for agreements with third parties and amortization.

    Segment Operating Income (Loss)

    Note: Management uses operating income (loss) to evaluate segment performance. To arrive at operating income (loss), the Company has included all direct costs for providing its services and an allocation for corporate overhead applied on a consistent and reasonable basis. The Company has excluded the cost of income taxes and interest income or expense and could also exclude certain unusual or corporate related costs in the future. In addition, while the Company's consolidated results of operation include adjustments to reflect the elimination of inter-company transactions, individual segments may include inter-company transactions. The Company does not believe such inter-company transactions are material and believes that their inclusion does not impact either management's or shareholders' understanding of the Company's various segments. For the purpose of clarity, revenue is reported net of inter-company transactions.




Segment Operating Income (Loss):

                                              Three Months Ended
                                                  March 31,
                                        ------------------------------
                                              2006           2005
                                        --------------- --------------
Genomics division                       $       (3,805) $         833
Preclinical division                            (4,969)        (3,002)
Drug repositioning division                     (3,524)        (2,457)
                                        --------------- --------------
Total operating income (loss)           $      (12,298) $      (4,626)
                                        --------------- --------------


    Genomics Division:

    For the first quarter of 2006, the Genomics Division reported an operating loss of $3.8 million compared to an operating profit of $0.8 million for the first quarter of 2005. The results reflect, most significantly, lower sales due to the non-signing of a previously anticipated perpetual license and the deferral of several opportunities until later in the year.

    Preclinical Division:

    For the first quarter of 2006, the Preclinical Division reported an operating loss of $5.0 million compared to an operating loss of $3.0 million for the first quarter of 2005. The results reflect the impact primarily of lower revenue, as well as continued high labor and support expenses associated with the Company's underutilization of existing study capacity and expenses of $0.5 million related to the costs associated with partial reduction of excess capacity.

    Drug Repositioning Division:

    For the first quarter of 2006, the Company's loss in the Drug Repositioning Division was $3.5 million compared to a loss of $2.5 million in the prior year period, consistent with our plan for continued investment in the scale-up and development of the Drug Repositioning Division.

    SFAS 123(R)

    On January 1, 2006, the Company adopted Statement of Financial Accounting Standards Number 123(R), "Share-Based Payment," ("SFAS 123(R)"), which requires all share-based payments to employees to be recognized in the financial statements based on their fair values. The Company expects that some expenses related to prior year grants which have not fully vested will be recognized throughout 2006, but that more significant SFAS 123(R) expenses will not be seen until the second half of the year, due to the expected timing of implementation dates of various incentive compensations plans for the Company.
    During the quarter, the Company recorded non-cash compensation expense under SFAS 123(R) of $0.3 million.

    Net Loss

    Note: The Company reports non-GAAP results, which exclude certain non-operational charges and non-cash charges that management generally does not consider in evaluating the Company's ongoing operations. The Company provides non-GAAP results as a complement to GAAP results. Management believes these non-GAAP measures are helpful to investors because they highlight underlying trends in the Company's base business (defined as a combination of the Genomics Division and Preclinical Division) and provide useful period-to-period financial comparisons. A reconciliation of non-GAAP to GAAP results is included in a supplemental table which follows the condensed consolidated financial statements. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for or superior to financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated.

    For the first quarter of 2006, total consolidated net losses were $11.8 million or $0.37 per share, compared to $4.1 million, or $0.13 per share, for the first quarter of 2005. Net losses for the first quarter of 2006 reflect primarily the impact of the revenue shortfall in the Genomics Division. Total consolidated net losses for the first quarter of 2006 excluding the impact of SFAS 123(R) were $11.5 million, or $0.36 per share.

    Backlog

    As of March 31, 2006, Gene Logic had a backlog for its Preclinical Division of approximately $22 million, a significant increase when compared to the $16 million as of December 31, 2005. The Company's backlog consists of commitments under signed task orders and other written obligations, including government contracts as to which funding has been committed but not yet assigned to a specific project.

    Liquidity

    As of March 31, 2006, the Company had approximately $63.9 million in combined cash, cash equivalents and marketable securities available-for-sale, compared to $82.1 million as of December 31, 2005. Cash reflects the timing of payments and normal cash expenditures during the quarter, including payments for capital assets and certain compensation expenses. The Company does not expect the unusually large decline in cash reported for the first quarter to be representative of cash usage for each of the remaining quarters in 2006.

    Confirms Financial Guidance

    The Company confirmed previous guidance, originally issued in its press release on February 24, 2006:
    "For 2006, the Company expects the Genomics Division to continue to grow over 2005 results. The Company will continue to work on addressing the financial performance of the Preclinical Division and management is confident that progress is being made. The Company also will continue to make a significant R&D investment in the Drug Repositioning Division and to process drug candidates for repositioning from the Company's pharmaceutical partners. The Company expects 2006 revenues and earnings to show improvement over 2005, although it is anticipated that earnings for the first half of the year will be unfavorable to the same period of the prior year. Finally, the Company reaffirms that, excluding the impact of the adoption of SFAS 123(R), it will achieve profitability at some point during 2007."
    The Company financial guidance for 2006 is accurate as of this date only, and the Company has no obligation to update this guidance. In addition, the forecast does not include the impact of expensing equity-based compensation under FAS 123(R), which the Company adopted beginning in 2006.
    "Our results for the first quarter of 2006 reflect the variability we expected," said Philip L. Rohrer, Jr., Chief Financial Officer, Gene Logic Inc. "While this variability was greater than we anticipated, we remain confident about the future. Our sales pipelines are robust. We are seeing growth in demand for SNP genotyping and other data generation services. In addition, backlog for the Preclinical Division is strong, increasing slightly more than 35% during the first quarter."
    Mark D. Gessler, Chief Executive Officer and President commented, "We are particularly excited about prospects for our Drug Repositioning Division. We are making favorable progress with our existing partners and are pleased to announce the signing of the Organon agreement. Our partnerships with Pfizer, Roche and now Organon evidence the growing interest by the pharmaceutical industry in drug repositioning as a way to enhance their late-stage pipelines."

    Conference Call and Webcast

    Gene Logic will host a conference call and webcast on April 21, 2006 at 10:00 a.m. Eastern to discuss the results for the first quarter of 2006. Participants to the live call may dial 800/901-5218 or 617/786-4511; alternatively, a webcast of the live call will be accessible from the Investors section of the Company's website at www.genelogic.com.
    A replay of the call will be available beginning April 21, 2006 through May 5, 2006. Participants to the replay may dial 888/286-8010 or 617/801-6888 and use the passcode 75845120. An archived webcast of the conference call will also be available under the Investors section of the Company's website at www.genelogic.com.

    Gene Logic Overview

    Gene Logic is leading the transformation of pharmaceutical research and development with its extensive gene expression databases, pioneering efforts in toxicogenomics, sophisticated bioinformatics expertise, preclinical testing services and cutting edge drug repositioning approach. Gene Logic technologies and services are used by many of the world's top pharmaceutical and biotechnology companies. Over 150 organizations and government agencies have benefited from Gene Logic's diverse portfolio of drug development services, enabling them to make more informed, more reliable and more predictive decisions at each point in the highly complex and costly drug development process. Founded in 1994, Gene Logic is headquartered in Gaithersburg, Md., with additional research and development facilities in Cambridge, Mass. and Berkeley, Calif. The Company maintains customer support operations in the U.S., Europe and Asia and currently has about 430 employees worldwide. For more information, visit www.genelogic.com or call toll-free - 1/800/GENELOGIC.

    Use of Non-GAAP Financial Measures

    As a result of the Company's adoption of SFAS 123(R), beginning in the first quarter 2006, the Company's earnings releases will include non-GAAP financial measures of its financial results in addition to normal GAAP financial measures for the reporting period. The non-GAAP financials exclude the income statement effects of non-cash equity-based stock compensation expense used in calculating GAAP earnings per share. The Company believes that the presentation of results excluding non-cash equity-based stock compensation expense will provide meaningful supplemental information to both management and investors that will be more informative as to the Company's operating results and will facilitate comparison of operating results across reporting periods. The Company is using the Modified Prospective Method in its adoption of SFAS 123(R) and, as such, will not be required to restate prior year results for the impact of option expensing. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for or superior to financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated.

    Safe Harbor Statement

    This news release contains forward-looking statements that involve significant risks and uncertainties; including those discussed below and others that can be found in our Annual Report on Form 10-K for the year ended December 31, 2005 (filed on March 16, 2006) and in subsequent filings made with the Securities and Exchange Commission. Gene Logic is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.
    No forward-looking statement can be guaranteed and actual results may differ materially from those we project. The Company's results may be affected by: the extent of utilization of genomics, toxicogenomics, bioinformatics, preclinical contract research and drug repositioning and selection in research and product development by the pharmaceutical and biotechnology industry; our ability to limit our losses and become profitable; our ability to retain existing and obtain additional domestic and international customers in a timely manner; capital markets and other economic conditions adversely affecting the purchasing patterns of pharmaceutical and biotechnology companies; merger and acquisition and other consolidation trends among pharmaceutical and biotechnology companies; levels of industry research and development spending; risks relating to the development of genomics and toxicogenomics-based services and their use by existing and potential customers; our reliance on sole source suppliers; our ability to timely supply customers with additional data as required under some of our genomics and toxicogenomics services contracts; risks relating to the fact that our contracts with our Japanese customers are payable in foreign currency beginning in 2005 and may be subject to fluctuations due to changes in currency exchange rates; our ability to achieve sufficient growth and consistent operational performance of our preclinical services operations, including obtaining sufficient orders from new and existing customers, achieving optimal use of facilities and facility capacity and adequate quality of studies; our ability to comply with, and to provide studies that are compliant with, regulatory requirements, including those of the FDA, DEA, and AAALAC; our ability to attract and retain key employees; our continued access to necessary human and animal tissue samples; the availability of large animals for clinical testing; our ability to enforce our intellectual property rights and the impact of intellectual property rights of others; outsourcing trends in the pharmaceutical and biotechnology industries; competition within the drug development services outsourcing industry; our ability to limit losses from certain fixed price contracts for preclinical services; technological advances or alternative technologies, methodologies and services that may make our Genomics Division, Preclinical Division and Drug Repositioning Division less competitive; risks associated with valuation of assets representing acquired businesses; our ability to successfully develop and commercialize our drug repositioning technologies and services, and our ability to successfully develop new indications for compounds, and to realize value from such results of our services.

    Financial tables follow.




                            Gene Logic Inc.
                        Statement of Operations
               (in thousands, except per share amounts)
                              (unaudited)

                                                    Three Months Ended
                                                        March 31,
                                                    ------------------
                                                      2006     2005
                                                    --------- --------

Revenue:
  Genomics division                                   $8,748  $13,239
  Preclinical division                                 4,034    6,434
  Drug repositioning division                             20       67
                                                    --------- --------
        Total revenue                                 12,802   19,740

Expenses: (* see note below)
  Cost of preclinical division services                6,408    7,190
  Database production                                  7,733    8,182
  Research and development                             2,440    1,461
  Selling, general and administrative                  8,519    7,533
                                                    --------- --------
        Total expenses                                25,100   24,366
                                                    --------- --------
        Loss from operations                         (12,298)  (4,626)
Interest (income), net                                  (773)    (500)
Other (income) expense                                    (3)     (25)
Write-down of equity investment                          275        -
                                                    --------- --------
        Net loss                                    $(11,797) $(4,101)
                                                    ========= ========
Basic and diluted net loss per share                  $(0.37)  $(0.13)
                                                    ========= ========

Shares used in computing basic and diluted net loss
 per share                                            31,788   31,708
                                                    ========= ========

---------------------------------------------------
* Line items include non-cash stock compensation as
 follows:
Cost of preclinical division services                    $58       $-
Database production                                      $58       $-
Research and development                                 $36       $-
Selling, general and administrative                     $163       $-
                                                    --------- --------
Total                                                   $315       $-
                                                    ========= ========



                           Gene Logic Inc.
                Consolidated Condensed Balance Sheets
                            (in thousands)

                                               March 31,  December 31,
                                                2006         2005
                                             ------------ ------------
                                             (unaudited)
                 ASSETS
Current assets:
  Cash and cash equivalents                      $28,393      $43,946
  Marketable securities available-for-sale        35,515       38,179
  Accounts receivable, net                         6,090        3,544
  Unbilled services                                5,375        7,779
  Inventory, net                                   3,809        3,117
  Prepaid expenses                                 3,320        2,403
  Other current assets                             1,296          961
                                             ------------ ------------
        Total current assets                      83,798       99,929
Property and equipment, net                       30,349       30,682
Long-term investments                              2,964        3,239
Goodwill                                          12,913       12,913
Intangibles and other assets, net                 13,142       13,956
                                             ------------ ------------
        Total assets                            $143,166     $160,719
                                             ============ ============

   LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                $5,390       $5,630
  Accrued compensation and employee benefits       4,611        6,702
  Other accrued expenses                           4,194        4,269
  Current portion of capital lease
   obligations                                       137          144
  Current portion of long-term debt                  497          497
  Acquired technologies payable                    3,500        3,492
  Deferred revenue                                 8,208       11,595
                                             ------------ ------------
        Total current liabilities                 26,537       32,329
Capital lease obligations, net of current
 portion                                              30           57
Long-term debt, net of current portion               115          127
Deferred rent                                      3,055        3,350
                                             ------------ ------------
        Total liabilities                         29,737       35,863
                                             ------------ ------------
Stockholders' equity:
  Common stock                                       318          318
  Additional paid-in capital                     386,029      385,586
  Accumulated other comprehensive loss              (151)         (78)
  Accumulated deficit                           (272,767)    (260,970)
                                             ------------ ------------
        Total stockholders' equity               113,429      124,856
                                             ------------ ------------
        Total liabilities and stockholders'
         equity                                 $143,166     $160,719
                                             ============ ============



TABLE A: GAAP to Non-GAAP Net Loss Reconciliation

                            Gene Logic Inc.
            Reconciliation of GAAP to Non-GAAP Information
               (in thousands, except per share amounts)
                              (unaudited)

                                                   Three Months Ended
                                                        March 31,
                                                   -------------------
                                                     2006      2005
                                                   --------- ---------

Items:
  Non-cash stock compensation expense                  $315         -
                                                   --------- ---------
  Total items                                          $315        $-
                                                   ========= =========

GAAP net loss                                      $(11,797)  $(4,101)
Adjusted for items above                                315         -
                                                   --------- ---------
  Non-GAAP net loss                                $(11,482)  $(4,101)
                                                   ========= =========

GAAP basic and diluted net loss per share            $(0.37)   $(0.13)
Adjusted for items above                               0.01         -
                                                   --------- ---------
  Non-GAAP basic and diluted net loss per share      $(0.36)   $(0.13)
                                                   ========= =========

Shares used in computing basic and diluted net
 loss per share                                      31,788    31,708
                                                   ========= =========




    CONTACT: Gene Logic Inc., Gaithersburg
             Investors/Media:
             Robert G. Burrows, 301-987-1824
             Email: rburrows@genelogic.com
                 or
             Investors:
             Philip L. Rohrer, Jr., 301-987-1700
             Email: prohrer@genelogic.com
                 or
             Media:
             Christopher Culotta, 301-987-1752
             Email: cculotta@genelogic.com